CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

The above corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: By unanimous consent of the Board of Directors of MILLENNIUM BIOTECHNOLOGIES GROUP, INC. (the "Company") resolutions were duly adopted setting forth a proposed amendment of the Company's Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it is recommended to the Company's stockholders that Paragraph B of Article FOURTH of the Company's Amended and Restated Certificate of Incorporation, which sets forth the Company's capitalization, be amended and, as amended, read as follows:

"B. AUTHORIZED SHARES.

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Two Hundred Million Five Hundred Thousand (200,500,000) shares, consisting of:

(1) Five Hundred Thousand (500,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock"); and
(2) Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 3rd day of February 2006.


                                      By: /s/ Jerry E. Swon
                                          --------------------------------------
                                          Jerry E. Swon, Chief Executive Officer